Exhibit 99.1

COMMUNICATION INTELLIGENCE CORPORATION

FOR IMMEDIATE RELEASE

CIC Signs Financing and Recapitalization Agreements
to Accelerate Growth and Eliminate Debt

Cash Infusion and Conversion of Debt
Will Significantly Enhance CIC’s Financial Strength

Redwood Shores, CA, June 22, 2010 — Communication Intelligence Corporation (“CIC” or the “Company”) (OTC BB: CICI), a leading supplier of electronic signature solutions for business process automation in the financial industry and the recognized leader in biometric signature verification, announced today that it has entered into definitive agreements with Phoenix Venture Fund LLC (“Phoenix”), as lead investor, and others to provide additional working capital to the Company while also eliminating all existing indebtedness for borrowed money.

Pursuant to the agreements, holders of CIC’s senior secured indebtedness (the “Notes”) have agreed to exchange the Notes, which are expected to total approximately $6.4 million, including up to $1 million being issued under Amendment No. 2 to the Credit Agreement, dated May 4, 2010, into shares of Series B Participating Convertible Preferred Stock (the “Series B Preferred”) (the “Recapitalization”) and CIC will issue up to $2 million of Series B Preferred (the “Offering”). The Recapitalization and Offering will significantly improve CIC’s balance sheet and net worth with additional liquidity. The Recapitalization and Offering are expected to close promptly after the Company’s shareholder meeting scheduled for late July or early August 2010.

Phoenix and its CEO, Philip Sassower, have been the primary source of financial backing for CIC for over a decade. The first wave was in the emerging handwriting recognition market where Phoenix provided both capital and active involvement with Philip Sassower serving as the Company’s Chairman and CEO. Phoenix has also been the primary source of financing for CIC’s successful efforts to achieve a leadership position in the emerging electronic signature market. Under the agreements, concurrent with the new financing, Philip Sassower will rejoin the Company as its Chairman and CEO thus allowing CIC’s current Chairman and CEO, Guido DiGregorio, to focus on operations and growing the business as President and COO.

“After a chaotic 2008 and 2009, financial institutions are on a more solid footing and are beginning to increase their IT budgets,” stated Mr. Sassower. “There are also indications that banks and insurance companies are demonstrating a greater willingness to invest in more efficient and cost-effective solutions, such as CIC’s market leading electronic signature products. The Recapitalization and Offering are aimed at strengthening CIC’s balance sheet and its position in a market that we believe is accelerating. Phoenix looks forward to working with CIC and its seasoned management team, at this exciting inflexion point for the Company.”

275 SHORELINE DRIVE #500    •   REDWOOD SHORES   •   CA 94065 USA   •   TEL: 650-802-7888   •   FAX: 650-802-7777

“The Phoenix series of investments over the last decade reflects confidence in CIC and acknowledges the progress achieved and opportunity available to CIC and its investors in the electronic signature market,” stated Mr. DiGregorio. “I welcome Phil’s renewed active involvement in the business and I look forward to working with Phoenix in the pursuit of achieving sustainable and profitable revenue growth. Our objective continues to focus on building customer loyalty by delivering exceptional value and I welcome the opportunity to focus my energy fulltime on that objective and on, once again, obtaining the shareholder value we seek.”

The Series B Preferred issued will rank senior to all outstanding shares of CIC capital stock in terms of dividends, liquidation preferences and other voting and special rights. In addition, so long as 20% of the shares of Series B Preferred originally issued remain outstanding, Phoenix will be entitled to nominate and elect two individuals to CIC’s five-member Board of Directors (the “Board”) and the holders of a majority of the outstanding shares of Series B Preferred will be entitled to nominate and elect one individual to the Board. The Series B Preferred will be convertible into the Company’s common stock at an initial conversion price of $0.06 per share.

The Recapitalization and Offering are conditioned upon, among other things, the approval by the Company’s stockholders of amendments to CIC’s certificate of incorporation and the satisfaction of customary closing conditions. If the Recapitalization and Offering are consummated, it is anticipated that Phoenix will beneficially own approximately 41% of the Company’s common stock on a fully diluted basis.

About CIC

Communication Intelligence Corporation (“CIC”) is the leading supplier of electronic signature products to the Financial Industry and the recognized leader in biometric signature verification.  CIC enables companies to achieve truly paperless workflow in their eBusiness processes by providing multiple signature technologies across virtually all applications in SaaS and fully deployed on-premise delivery models.  CIC based solutions afford Straight Through Processing (STP) which increases revenue by enhancing the customer experience and significantly reduces costs through paperless, virtually error free electronic transactions together with significant business cycle compression.

Financial Industry leaders including AGLA, Allstate, American Family, Charles Schwab, JP Morgan Chase, Nationwide (UK), Prudential, Snap-on Credit, Travelers, Wachovia, Wells Fargo and WFG (World Financial Group) chose CIC’s products to meet their needs. CIC has deployments with over 400 channel partners and enterprises worldwide representing millions of end users.  CIC sells directly to enterprises and through system integrators, channel partners and OEMs.  CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China.  Fore more information, please visit our website at http://www.cic.com

About Phoenix

Phoenix is a private equity fund that specializes in making concentrated investment in publicly traded companies in North America. Phoenix is co-managed by Philip Sassower, CEO, and Andrea Goren, Managing Director. Mr. Sassower was Chairman of the Board of CIC from 1998 to 2002, and was Co-Chief Executive Officer from 1997 to 1998, when the Company’s primary focus was handwriting recognition. Phoenix has provided financial support to CIC both during Mr. Sassower’s initial tenure at the Company, and more recently since 2007, based on CIC’s market leading electronic signature solutions.

Forward Looking Statements

Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company’s business; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information:

CIC

Investor Relations & Media Inquiries:

Chantal Eshghipour

650-802-7740

investorrelations@cic.com

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